As filed with the Securities and Exchange Commission on August 28, 2012
Registration No. _____________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MASS HYSTERIA ENTERTAINMENT COMPANY, INC.
__________________________________________________________________________

(Exact name of registrant as specified in its charter)

Nevada	20-3107499
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

8899 Beverly Blvd., Suite 710, Los Angeles, CA 90048
_________________________________________________________________________________
(Address of Principal Executive Offices)  (Zip Code)

2012 Stock Incentive Plan #2
(Full title of the plan)

Daniel Grodnik
8899 Beverly Blvd. Suite 710
Los Angeles, California 90048

(Name and address of agent for service)

  (310) 285-7800

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.00001 par value, to be issued pursuant to the 2012 Stock Incentive Plan #2 of Mass Hysteria Entertainment Company, Inc.	132,800,000 shares	$0.001	$132,800	$16

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale of the Registrant’s common stock on August 21, 2012, as reported in the over-the-counter market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

1.	The Registrant’s Annual Report on Form 10-K, as amended for the fiscal year ended November 30, 2011.

2.	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since November 30, 2011.

3.
The description of the Registrant’s securities, which is contained in the Registrant’s Registration Statement on Form SB-2, under the caption "Description of Capital Stock", Registration No. 333-146517, filed with the SEC on October 5, 2007, pursuant to the Securities Act of 1933, as amended.

4.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:  Daniel Grodnik, 8899 Beverly Blvd., Suite 710, Los Angeles, CA 90048.

Item 4.   Description of Securities.

Inapplicable.

Item 5.    Interests of Named Experts and Counsel.

Indeglia & Carney, P.C. and certain affiliates of Indeglia & Carney, P.C. may be issued shares of our common stock pursuant to this offering.

Item 6.  Indemnification of Directors and Officers.

Nevada Statutes

Section 78.7502 of the NRS (“NRS 78.7502”) permits the Registrant to indemnify its directors and officers as follows:

1.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to Section 78.138 of the NRS (“NRS 78.138”)(1); or

(b)
Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.
To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

In addition, Section 78.751 of the NRS permits the Registrant to indemnify its directors and officers as follows:

1.
Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.
The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.	The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)
Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Articles of Incorporation

Our Articles of Incorporation provide for indemnification of officers and directors as follows:

“XI

The Corporation shall, to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented, indemnify any an all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.”

Bylaws

Our bylaws provide for indemnification of our officers and directors under certain circumstances as follows:

“ARTICLE 10.
INDEMNIFICATION

10.1	Definitions. In this Article:

(a)            2.1.1"Indemnitee" means (i) any present or former Director, advisory director or officer of the Company, (ii) any person who while serving in any of the capacities referred to in clause (i) hereof served at the Company's request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) hereof.

(b)            "Official Capacity" means (i) when used with respect to a Director, the office of Director of the Company, and (ii) when used with respect to a person other than a Director, the elective or appointive office of the Company held by such person or the employment or agency relationship undertaken by such person on behalf of the Company, but in each case does not include service for any other foreign or domestic corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

(c)            "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

10.2           Indemnification.  The Company shall indemnify every Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 10.1, if it is determined in accordance with Section 10.4 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Company's best interests and, in all other cases, that his conduct was at least not opposed to the Company's best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.  Except as provided in the immediately preceding proviso to the first sentence of this Section 10.2, no indemnification shall be made under this Section 10.2 in respect of any Proceeding in which such Indemnitee shall have been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's Official Capacity, or (b) found liable to the Company.  The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this Section 10.2.  An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.  Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee.  The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

10.3           Successful Defense.  Without limitation of Section 10.2 and in addition to the indemnification provided for in Section 10.2, the Company shall indemnify every Indemnitee against reasonable expenses incurred by such person in connection with any Proceeding in which he is a witness or a named defendant or respondent because he served in any of the capacities referred to in Section 10.1, if such person has been wholly successful, on the merits or otherwise, in defense of the Proceeding.

10.4           Determinations.  Any indemnification under Section 10.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct.  Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, duly designated to act in the matter by a majority vote of all Directors (in which designated Directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more Directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board of Directors or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 10.4 or, if the requisite quorum of all of the Directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the Directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders in a vote that excludes the shares held by Directors that are named defendants or respondents in the Proceeding.  Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel.  In the event a determination is made under this Section 10.4 that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated.

10.5           Advancement of Expenses.  Reasonable expenses (including court costs and attorneys' fees) incurred by an Indemnitee who was or is a witness or was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company at reasonable intervals in advance of the final disposition of such Proceeding, and without making any of the determinations specified in Section 10.4, after receipt by the Company of (a) a written affirmation by such Indemnitee of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company under this Article and (b) a written undertaking by or on behalf of such Indemnitee to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article.  Such written undertaking shall be an unlimited obligation of the Indemnitee but need not be secured and it may be accepted without reference to financial ability to make repayment.  Notwithstanding any other provision of this Article, the Company may pay or reimburse expenses incurred by an Indemnitee in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not named a defendant or respondent in the Proceeding.

10.6           Employee Benefit Plans.  For purposes of this Article, the Company shall be deemed to have requested an Indemnitee to serve an employee benefit plan whenever the performance by him of his duties to the Company also imposes duties on or otherwise involves services by him to the plan or participants or beneficiaries of the plan.  Excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall be deemed fines.  Action taken or omitted by an Indemnitee with respect to an employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Company.

10.7          Other Indemnification and Insurance.  The indemnification provided by this Article shall (a) not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Company's Articles of Incorporation, any law, agreement or vote of shareholders or disinterested Directors, or otherwise, or under any policy or policies of insurance purchased and maintained by the Company on behalf of any Indemnitee, both as to action in his Official Capacity and as to action in any other capacity, (b) continue as to a person who has ceased to be in the capacity by reason of which he was an Indemnitee with respect to matters arising during the period he was in such capacity, (c) inure to the benefit of the heirs, executors and administrators of such a person and (d) not be required if and to the extent that the person otherwise entitled to payment of such amounts hereunder has actually received payment therefor under any insurance policy, contract or otherwise.

10.8          Notice.  Any indemnification of or advance of expenses to an Indemnitee in accordance with this Article shall be reported in writing to the shareholders of the Company with or before the notice or waiver of notice of the next shareholders' meeting or with or before the next submission to shareholders of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

10.9          Construction.  The indemnification provided by this Article shall be subject to all valid and applicable laws, including, without limitation, the Nevada General Corporation Law, and, in the event this Article or any of the provisions hereof or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Article shall be regarded as modified accordingly, and, as so modified, to continue in full force and effect.

10.10        Continuing Offer, Reliance, etc.  The provisions of this Article (a) are for the benefit of, and may be enforced by, each Indemnitee of the Company, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Company and such Indemnitee and (b) constitute a continuing offer to all present and future Indemnitees.  The Company, by its adoption of these Bylaws, (a) acknowledges and agrees that each Indemnitee of the Company has relied upon and will continue to rely upon the provisions of this Article in becoming, and serving in any of the capacities referred to in Section 10.1 of this Article, (b) waives reliance upon, and all notices of acceptance of, such provisions by such Indemnitees and (c) acknowledges and agrees that no present or future Indemnitee shall be prejudiced in his right to enforce the provisions of this Article in accordance with its terms by any act or failure to act on the part of the Company.

10.11        Effect of Amendment.  No amendment, modification or repeal of this Article or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitees to be indemnified by the Company, nor the obligation of the Company to indemnify any such Indemnitees, under and in accordance with the provisions of the Article as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.”

Item 7.    Exemption from Registration Claimed.

Inapplicable.

Item 8.    Exhibits.

Exhibit Number	Description

4.1	2012 Stock Incentive Plan #2
5.1	Opinion of Indeglia & Carney, P.C. re: legality of shares
23.1	Consent of Indeglia & Carney, P.C. (filed as Exhibit 5.1 herein)
23.2	Consent of dbbmckennon

Item 9.    Undertakings.

A.           The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

B.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 28, 2012.

MASS HYSTERIA ENTERTAINMENT COMPANY, INC.

/s/ Daniel Grodnik Daniel Grodnik Chairman, President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/Daniel Grodnik	Chairman, President, and Chief Executive Officer	August 28, 2012

/s/Alan Bailey	Chief Financial Officer and director	August 28, 2012